Exhibit 3.2

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

FCB FINANCIAL HOLDINGS, INC.

FCB Financial Holdings, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies as follows:

A. The Corporation was originally incorporated under the name Bond Street Holdings, Inc. The date of filing of its original Certificate of Incorporation with the Secretary of State was October 1, 2010.

B. This Amended and Restated Certificate of Incorporation of the Corporation has been duly adopted in accordance with Sections 242 and 245 of the General Corporation Law of the State of Delaware.

C. The Certificate of Incorporation is hereby amended and restated in its entirety to read as follows:

1.	Formation of the Corporation.

(a)	Name. The name of the corporation is FCB Financial Holdings, Inc. (the “Corporation”).

(b) Purpose.    The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may now or hereafter be organized under the General Corporation Law of Delaware (the “DGCL”).

(c) Registered Agent and Office.    The address of the Corporation’s registered office in the State of Delaware is 160 Greentree Drive, Suite 101, Dover, Delaware, Kent County, 19904. The name of the registered agent of the Corporation at such address is National Registered Agents, Inc.

2. Capital Stock.

(a) Authorized Shares.    The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is one hundred and sixty million (160,000,000) shares. Of the authorized shares of the Corporation, one hundred million (100,000,000) shares, par value $0.001 per share, are designated Class A Common Stock (the “Class A Common Stock”), fifty million (50,000,000) shares, par value $0.001 per share, are designated Class B Common Stock (the “Class B Common Stock”, and together with Class A Common Stock, the “Common Stock”), and ten million (10,000,000) shares, par value $0.001 per share, are designated preferred stock. Except as expressly provided herein, the rights, preferences and privileges of the Class A Common Stock and Class B Common Stock shall be in all respects and for all purposes and in all circumstances absolutely and completely equal and identical.

(b) Preferred Stock.    The Board of Directors is hereby expressly authorized to provide, out of the unissued shares of preferred stock, for one or more series of preferred stock and, with respect to each such series, to fix the number of shares constituting such series and the designation of such series, the voting powers, if any, of the shares of such series, and the preferences and relative, participating, optional or other special rights, if any, and any qualifications, limitations or restrictions thereof, of the shares of such series. The powers, preferences and relative, participating, optional and other special rights of each series of preferred stock, and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other series at any time outstanding.

(c) Forced Transfers or Repurchases of Capital Stock.    If any applicable regulatory authority determines that the identity or structure of any holder of capital stock of the Corporation precludes the Corporation from participating in any auction or acquisition or otherwise precludes the granting of any regulatory approval, consent or similar action, then the Corporation may require such stockholder to transfer such capital stock or, at the discretion of the Corporation and subject to applicable regulatory approval, the Corporation may repurchase such capital stock from such stockholder.

3. Certificates Representing Shares of Capital Stock.

(a) Certificated Shares.    The shares of capital stock of the Corporation shall be certificated, and may be represented by physical certificates or certificates in global form, provided, that the Board of Directors may provide by resolution or resolutions that some or all of any class or series shall be uncertificated shares that may be evidenced by a book-entry system maintained by the registrar of such stock. All certificates exchanged with or surrendered to the Corporation for transfer shall be cancelled. Any or all signatures on any certificate representing one or more shares of capital stock may be a facsimile, engraved or printed, to the extent permitted by applicable law. Nothing contained in this Certificate of Incorporation shall preclude electronic book-entry transfer of capital stock or the settlement of any transactions involving capital stock entered into through the facilities of The Depository Trust Company and its successors and permitted assigns.

(b) Legends.    Each certificate representing shares of Common Stock or other capital stock may also bear any legend required or appropriate under any applicable federal, state or other securities law or required by any agreement to which the holder thereof is a party or by which such holder or any such shares may be bound.

(c) Transfer Agent, Exchange Agent and Registrar.    The Corporation may appoint one or more transfer agents, one or more exchange agents and one or more registrars, and may require all certificates representing one or more shares of capital stock to bear the signature of any such transfer agents, exchange agents or registrars.

4. Meetings; Voting.

(a) Meetings of Stockholders.    Meetings of stockholders may be held within or outside the State of Delaware, as the Bylaws of the Corporation (the “Bylaws”) may provide.

(b) Voting Rights of Stockholders.    Stockholders shall only be entitled to vote on those matters expressly required by the DGCL or this Certificate of Incorporation. Except as otherwise required by law or this Certificate of Incorporation, holders of Class A Common Stock shall exclusively possess all voting power, and the holders of Class B Common Stock shall have no voting power and shall not have the right to participate in any meeting of stockholders or to have notice thereof

(c) Voting Allocation; No Action by Written Consent of Stockholders.    Each holder of Class A Common Stock shall have one vote for each share of Class A Common Stock held by such stockholder and each holder of Class B Common Stock, to the extent (if any) such stockholder has the right to vote on a particular matter, shall have one vote for each share of Class B Common Stock held by such stockholder. Any action requiring the affirmative vote of stockholders may be taken only by vote at a meeting of stockholders duly called as provided herein, and may not in any event be taken by written consent of stockholders without a meeting.

5. Conversion of Class B Common Stock Upon Transfer.    Each share of Class B Common Stock will be convertible into one share of Class A Common Stock at the option of the holder, subject to the following restrictions:

(a) Class B Common Stock may not be converted into Class A Common Stock in the hands of the initial investor or any of its Affiliates and may only be Transferred by the initial investor or its Affiliate if (A) such Transfer is otherwise permitted by this Certificate of Incorporation and (B) such Transfer is (i) to an Affiliate of the initial investor or to the Corporation; (ii) in a widespread public distribution; (iii) in Transfers in which no transferee (or group of associated transferees) would receive 2% or more of any class of voting Securities of the Corporation; or (iv) to a transferee that would control more than 50% of the voting Securities of the Corporation without any Transfer from the investor; and

(b) Such conversion shall be effected in accordance with the following procedures:

(i) The conversion right provided in this Section 5 shall be exercised by the delivery of a written notice (the “Conversion Notice”) of the election by the holder of Class B Common Stock to be converted (the “Converting Holder”) to the office of the Corporation and (if so required by the Corporation) an instrument of transfer, in a form demonstrating compliance with Section 5(a) and satisfactory to the Corporation, duly executed by such Converting Holder or his, her or its duly authorized attorney, and, if required pursuant to Section 5(b)(iii), funds in the amount of any applicable transfer tax (unless provision satisfactory to the Corporation is otherwise made therefor).

(ii) As promptly as practicable after the delivery of a Conversion Notice and the payment in cash of any amount required by the provisions of Section 5(b)(i) and (iii), the Corporation will deliver or cause to be delivered at the office of the Corporation, a confirmation of book-entry transfer of Common Stock representing the number of shares of Class A Common Stock issuable upon such conversion, issued in such name or names as the Converting Holder may direct. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of the delivery of the Conversion Notice, but in no event prior to the Transfer described in Section 5(a), and all rights of the Converting Holder shall cease with respect to such Class B Common Stock at such time.

(iii) The issuance of Class A Common Stock upon conversion of Class B Common Stock shall be made without charge for any stamp or other similar tax in respect of such issuance. However, if any such Class A Common Stock to be issued upon conversion is to be issued in a name other than that of the holder of such Class B Common Stock, the Person or Persons requesting the issuance thereof shall pay to the Corporation the amount of any tax which may be payable in respect of any Transfer involved in such issuance and permitted by this Certificate of Incorporation, or shall establish to the satisfaction of the Corporation that such tax has been paid; provided that such Common Stock may only be issued in a name other than that of the holder of such Class B Common Stock if such Transfer is otherwise permitted under the terms of this Certificate of Incorporation.

(iv) When Class B Common Stock has been converted, it shall be extinguished.

(c) Class A Common Stock may not be converted into Class B Common Stock (but may, for the avoidance of doubt, be acquired by the Corporation for consideration which may consist of Class B Common Stock or other Securities or property, or a combination thereof).

(d) For purposes hereof, the following terms shall have the following meanings:

“Affiliate” means, as applied to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with, that Person; for purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities, by contract or otherwise.

“Person” shall mean an individual, partnership, corporation, limited liability company, trust, unincorporated organization, government or agency or political subdivision thereof, or any other legal entity.

“Securities” means any interests in any loans by banks and any foreign or domestic “securities,” as defined in Section 2(1) of the Securities Act of 1933, as amended, or Section 3(a)(10) of the Securities Exchange Act of 1934, as amended, and shall include common or preferred stocks, limited partnership interests, limited liability company membership interests, investment contracts, certificates of deposit, trade acceptances and trade claims, convertible securities, fixed income securities, certificates of beneficial interest, notes or other evidences of indebtedness of other Persons, warrants, rights, synthetic securities, put and call options on, or any other derivatives of, any of the foregoing, other options related thereto, interests or participations therein or any combination of any of the foregoing.

“Transfer” means any sale, assignment, conveyance, pledge, mortgage, encumbrance, hypothecation or other disposition, or the acts of so doing, as the context requires.

6. Board of Directors.

(a) Number of Directors.    The number of the directors shall be fixed from time to time by or pursuant to the Bylaws of the Corporation (the “Bylaws”).

(b) Terms of Office.    Each director shall hold office until a successor is duly elected and qualified or until the director’s earlier death, resignation, disqualification or removal.

(c) Unless and except to the extent that the Bylaws so require, the election of directors of the Corporation need not be by written ballot.

7. Indemnification.

(a) The Corporation, to the fullest extent permitted by the provisions of Section 145 of the DGCL, as the same may be amended and supplemented, shall indemnify each person who is or was an officer or director of the Corporation and each person who serves or served as an officer or director of any other corporation, partnership, joint venture, trust or other enterprise at the request of the Corporation and may indemnify any and all other persons whom it shall have power to indemnify under said section (each, an “authorized representative”) from and against any and all of the expenses, liabilities or other matters referred to in or covered by said section.

(b) Limitation on Liability.    A director, officer or other authorized representative of this Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, officer or other authorized representative, except to the extent that exculpation from liability is not permitted under the DGCL as in effect at the time such liability is determined. No amendment or repeal of this Section 7 shall apply to or have any effect on the liability or alleged liability of any director, officer or other authorized representative of the Corporation for or with respect to any acts or omissions of such Person occurring prior to such amendment or repeal.

(c) Advancing Expenses.    Expenses actually and reasonably incurred by any Person indemnified hereunder in defending a third party proceeding or corporate proceeding shall be paid by the Corporation in advance of the final disposition of such third party proceeding or corporate proceeding and within thirty (30) days of receipt by the secretary of the Corporation, if required by law, of an undertaking by or on behalf of such Person to repay such amount if it shall ultimately be determined that such Person is not entitled to be indemnified by the Corporation as authorized in this Section 7. The financial ability of such Person to make a repayment contemplated by this section shall not be a prerequisite to the making of an advance.

(d) Reimbursement.    Any Person receiving indemnification payments under this Section 7 shall reimburse the Corporation for such indemnification payments to the extent that such Person also receives payments under an insurance policy in respect of such matter.

(e) Insurance.    The Corporation will use commercially reasonable efforts to purchase and maintain directors and officers liability insurance (or its equivalent) for the Corporation and its subsidiaries with financially responsible insurers in such amounts and against such losses and risks as are customary for the business conducted by the Corporation and its subsidiaries.

(f) Scope of Indemnification.    The indemnification of any Person and advancement of expenses, as authorized by the preceding provisions of this Section 7, shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any agreement, vote of stockholders or disinterested directors or otherwise, both as to action in an official capacity and as to action in another capacity while holding such office. The indemnification and advancement of expenses provided by or granted pursuant to this Section 7 shall, unless otherwise provided when authorized or ratified, continue as to a Person who has ceased to be a director, officer or other authorized representative and shall inure to the benefit of the heirs, executors and administrators of such a Person.

(g) Reliance on Provisions.    Each Person who shall act as a director, officer or other authorized representative of the Corporation shall be deemed to be doing so in reliance upon rights of indemnification provided by this Section 7. Any repeal or modification of the provisions of this Section 7 by the stockholders of the Corporation or otherwise shall not adversely affect any right or benefit of a director, officer or other authorized representative existing at the time of such repeal or modification.

(h) Severability.    If any word, clause or provision of this Section 7 shall be held to be invalid, illegal or unenforceable for any reason whatsoever: (i) the validity, legality and enforceability of the remaining provisions of this Section 7 (including, without limitation, each portion of any paragraph of this Section 7 containing any such provision held to be invalid, illegal or unenforceable, that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby; and (ii) to the fullest extent possible, the provisions of this Section 7 (including, without limitation, each such portion of any paragraph of this Section 7 containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to give effect to the intent manifested by the provision held invalid, illegal or unenforceable.

(i) Intent.    The intent of this Section 7 is to provide indemnification and advancement of expenses to the fullest extent permitted by Section 145 of the DGCL. To the extent that such Section 145 or any successor thereto may be amended or supplemented from time to time, this Section 7 shall be amended automatically and construed so as to permit indemnification and advancement of expenses to the fullest extent from time to time permitted by law.

8. Amendments.

(a) Certificate of Incorporation.    The Corporation reserves the right, at any time and from time to time, to adopt, repeal, alter, amend or rescind any provision of this Certificate of Incorporation, in the manner now or hereafter prescribed by this Certificate of Incorporation and the laws of the State of Delaware at the time in force, and all rights conferred upon officers, directors and stockholders herein are granted subject to this reservation.

(b) Bylaws.    In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly empowered to adopt, amend or repeal Bylaws of the Corporation. Any adoption, amendment or repeal of the Bylaws of the Corporation by the Board of Directors shall require the approval of a majority of the entire Board of Directors.

IN WITNESS WHEREOF, the Corporation has caused this certificate to be executed by its duly authorized officer on this 14th day of May 2018.

/s/ Douglas J. Bates
Douglas J. Bates
Senior Vice President and Assistant Secretary